EXHIBIT 10.3
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) by and between Quanta Services, Inc. (“Quanta”) and Jayshree Desai (“Employee”) is entered into and effective as of the 18th day of July, 2022 (the “Effective Date”).
1.RECITALS
As of the date of this Agreement, the Employer Group (as defined below) is engaged primarily in the business of specialty contracting for customers in the electric power, natural gas, oil, pipeline, renewable energies and telecommunications industries, as well as for transportation, commercial and industrial customers. As such, the Employer Group has developed and continues to develop and use certain trade secrets and other Proprietary and Confidential Information, as hereinafter defined. The Employer Group has spent a substantial amount of time, effort and money, and will continue to do so in the future, to develop or acquire such Proprietary and Confidential Information and promote and increase its good will. Employer (as defined below) and Employee acknowledge and agree that Proprietary and Confidential Information is an asset of particular and immeasurable value to the Employer Group.
Pursuant to this Agreement, Employee shall be employed by Employer in a confidential and fiduciary relationship and such Proprietary and Confidential Information will necessarily be provided to, communicated to, or acquired by Employee by virtue of her employment with Employer.
Based upon the above, Employer desires to retain the services of Employee on its own behalf, as well as on the behalf of its subsidiaries and affiliated companies and, in so doing, protect its Proprietary and Confidential Information subject to the terms and conditions set forth herein.
2.DEFINITIONS
a.For purposes of this Agreement, “Employer” shall mean Quanta or any other affiliated entity that is deemed to be the employer of Employee, and “Employer Group” shall mean Quanta and its predecessors, designees, successors, and past, present and future operating companies, divisions, subsidiaries and/or affiliates.
b.As used in this Agreement, “Proprietary and Confidential Information” means any and all non-public information or data in any form or medium, tangible or intangible, which has commercial value and which the Employer Group possesses or to which the Employer Group has rights. Proprietary and Confidential Information includes, by way of example and without limitation, information concerning the Employer Group’s specific manner of doing business, including, but not limited to, the processes, methods or techniques utilized by the Employer Group, the Employer Group’s customers, marketing strategies and plans, pricing information, sources of supply and material specifications, the Employer Group’s computer programs, system documentation, special hardware, related software development, and the Employer Group’s business models, manuals, formulations, equipment, compositions, configurations, know-how, ideas, improvements and inventions.
Proprietary and Confidential Information also includes information developed by Employee during her course of employment with Employer or otherwise relating to Company-Related Inventions and Developments, as hereinafter defined, as well as other information to which she may be given access to in connection with her employment.

c.As used in this Agreement, “Inventions and Developments” means any and all inventions, developments, creative works and useful ideas of any description whatsoever, whether or not patentable. Inventions and Developments include, by way of example and without limitation, discoveries and improvements that consist of or relate to any form of Proprietary and Confidential Information.
d.As used in this Agreement, “Company-Related Inventions and Developments” means all Inventions and Developments that: (a) relate at the time of conception or development to the actual business of the Employer Group or to its actual research and development or to business or research and development that is the subject of active planning at the time; (b) result from or relate to any work performed for Employer, whether or not during normal business hours; (c) are developed on Employer’s time; or (d) are developed through the use of the Employer Group’s Proprietary and Confidential Information, equipment, software, or other facilities and resources.
e.For purposes of this Agreement, “make” or “made,” when used in relation to Inventions and Developments, includes any one or any combination of: (a) conception; (b) reduction to practice; or (c) development; and is without regard to whether Employee is a sole or joint inventor.
f.For purposes of this Agreement, “Change in Control” shall mean:
i.Any person or entity, or more than one person or entity acting as a group, other than a member of the Employer Group or an employee benefit plan of the Employer Group, acquires directly or indirectly Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any Voting Security of Quanta and immediately after such acquisition such person, entity or group is, directly or indirectly, the Beneficial Owner of Voting Securities representing fifty percent (50%) or more of the total fair market value or total voting power of all of the then-outstanding Voting Securities of Quanta; or
ii.Any person or entity, or more than one person or entity acting as a group, other than a member of the Employer Group or an employee benefit plan of the Employer Group, acquires directly or indirectly, or has acquired during the preceding twelve (12) months, Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any Voting Security of Quanta and immediately after such acquisition such person, entity or group is, directly or indirectly, the Beneficial Owner of Voting Securities representing thirty percent (30%) or more of the total voting power of all of the then-outstanding Voting Securities of Quanta; or
iii.Individuals who, as of the date hereof, constitute the Board of Directors of Quanta (the “Board”), and any new director whose election by the Board or nomination for election by Quanta’s stockholders was approved by a vote of a majority of the directors then still in office who were directors as of the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board within a 12-month period; or
iv.Any person or entity, or more than one person or entity acting as a group, other than a member of the Employer Group or an employee benefit plan of the Employer Group, acquires directly or indirectly, or has acquired during the preceding 12-months, forty percent (40%) or more of the total gross fair market value of assets of the Employer Group.
g.For purposes of this Agreement, “Voting Security” means common stock or other capital stock, including preferred stock, of the applicable entity entitled generally to vote in the election of directors and preferred stock and other equity securities (not including options, warrants or similar rights) convertible into securities entitled generally to vote in the election of directors (whether or not then convertible).
3.TERMS OF EMPLOYMENT
h.Position and Duties. Employee is hereby employed by Employer as Chief Financial Officer. Employee shall have the primary responsibilities, duties and authority commensurate with Employee’s position and as prescribed from time to time by the Board or Quanta’s Chief Executive Officer, in their discretion, in a manner consistent with Employee’s position. Employee shall devote her full business time, attention and effort to the performance of this Agreement and to her duties as described herein.
i.Employee shall faithfully adhere to, execute and fulfill the duties and responsibilities of Employee’s position and as prescribed from time to time by the Board or Quanta’s Chief Executive Officer.
ii.Employee agrees to devote reasonable attention and time to the business and affairs of Employer and, to the extent necessary, to discharge the responsibilities assigned to Employee hereunder, to use Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities.
iii.Employee shall not, during the term of her employment, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee’s duties and responsibilities to Employer. The foregoing limitations shall not be construed as prohibiting Employee from serving on corporate, civic or charitable boards or committees, delivering lectures or fulfilling speaking engagements, teaching at educational institutions, or making personal investments, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities to Employer as set forth in this Agreement.
iv.In the performance of her duties, Employee shall use her best efforts to adhere to the legal requirements codified in statutes, ordinances and governmental regulations applicable to Employer.
i.Term. The initial term of this Agreement shall begin on the Effective Date and shall continue until January 13, 2023, unless terminated sooner pursuant to the provisions of this Agreement (the “Initial Term”). At the expiration of the Initial Term, unless terminated sooner pursuant to the provisions of this Agreement, and each annual anniversary thereafter, this Agreement will renew automatically for an additional one (1) year period (the “Renewal Term”) unless either party notifies the other party in writing of its or her intention not to renew this Agreement (the “Renewal Termination Notice”) not less than six (6) months prior to the expiration of the Initial Term or of any Renewal Term (the Initial Term and any Renewal Term are referred to collectively as the “Term”).
i.Termination upon Death. This Agreement (and all of Employee’s rights and Employer’s obligations hereunder) shall terminate as of the date of Employee’s death.
ii.Termination upon Disability. If Employee becomes Disabled as defined herein, Employer may, by written notice to Employee, terminate this Agreement and Employee’s employment hereunder. For purposes of this Agreement, “Disabled” or “Disability” means, as determined by the Compensation Committee of the Board (the “Committee”), that (i) Employee is unable to engage in any substantial gainful activity by reason of a physical or mental impairment that is expected to result in death or last twelve (12) months or more, or Employee receives replacement income for three (3) months or more due to such physical or mental impairment or (ii) such other definition that complies with the definition of disability under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.
iii.Termination for Cause. Employer may terminate this Agreement and Employee’s employment hereunder for Cause by providing written notice to Employee of its intention to do so. For purposes of this Agreement, “Cause” shall mean:
1.Employee’s gross negligence in the performance of, intentional nonperformance of, or inattention to her material duties and responsibilities hereunder, any of which continue for five (5) business days after receipt of written notice of need to cure the same;
2.Employee’s willful dishonesty, fraud or material misconduct with respect to the business or affairs of Employer;
3.the violation by Employee of any of Employer’s policies or procedures, which violation is not cured by Employee within five (5) business days after Employee has been given written notice thereof;
4.a conviction of, a plea of nolo contendere, a guilty plea, or confession by Employee to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude;
5.Employee’s use of illegal substances or habitual drunkenness; or
6.the breach by Employee of this Agreement if Employee does not cure such breach within five (5) business days after Employee has been given written notice thereof.
v.Termination for Good Reason. Employee may terminate this Agreement and her employment hereunder for Good Reason in the twelve (12) months following a Change in Control by providing written notice to Employer of her intention to do so. For purposes of this Agreement, “Good Reason” shall mean:
7.the assignment to Employee of any duties inconsistent with Employee’s position (including offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section III.A of this Agreement and as in effect immediately prior to the Change in Control, or any other action by Employer that results in a diminution in such position, authority, duties or responsibilities (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith);
8.any material breach of this Agreement by Employer, including any requirement that Employee be based at any office or location that results in a violation of Section III.E of this Agreement;
9.any failure by Employer to comply with any of the provisions of Section IV of this Agreement (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith);
10.any failure by Employer to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan or other compensation, retirement or benefit plan and policy, unless the aggregate value (as computed by an independent employee benefits consultant selected by Employer and reasonably acceptable to Employee or Employee’s legal representative) of all such compensation, retirement or benefit plans and policies provided to Employee is not materially less than their aggregate value as in effect at any time during the one hundred twenty (120) day period immediately preceding a Change in Control or, if more favorable to Employee, those provided generally at any time after the Change in Control to other peer employees of Employer and its affiliated companies;
11.Employee’s receipt from Employer of a Renewal Termination Notice as provided in Section III.B; and
12.in the event of a pending Change in Control, Employer and Employee have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Employer Group’s business and/or assets that such successor is willing as of the closing to assume and agree to perform Employer’s obligations under this Agreement in the same manner and to the same extent that Employer is hereby required to perform.
Employee must provide written notice to Employer of the existence of the condition(s) described in Section III.B.4.a through Section III.B.4.d above within 90 days of the initial existence of the condition(s). Employer shall have 30 days after such notice is given during which to remedy the condition(s), and such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected by Employer within the 30 day cure period and Employee has been reasonably compensated for monetary losses or damages resulting therefrom.
a.Notice of Termination. Any termination by Employer for Cause or Disability or by Employee for Good Reason shall be communicated by a Notice of Termination provided to the other party pursuant to the provisions of Section IX.C of this Agreement. For purposes of this Agreement, “Notice of Termination” means a written notice that: (1) indicates the specific termination provision or provisions as set forth in this Agreement relied upon by either Employer or Employee; (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision or provisions of this Agreement relied upon by either Employer or Employee; and (3) if the Date of Termination (as defined below) is other than the date of receipt of such Notice of Termination, specifies the termination date. The failure by either Employer or Employee to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of Employer or Employee or preclude Employer or Employee from asserting such fact or circumstance in enforcing Employer’s or Employee’s rights or obligations under this Agreement.
b.Date of Termination. According to this Agreement, “Date of Termination” shall mean: (1) if Employee’s employment is terminated for Cause or Disability, or by Employee for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein or as required under this Agreement; (2) if Employee’s employment is terminated by Employer other than for Cause or Disability, the Date of Termination shall be the date on which Employer notifies Employee of such termination; (3) if Employee’s employment is terminated by reason of death, the Date of Termination shall be the date of the death of Employee; or (4) if Employee voluntarily terminates her employment, the Date of Termination shall be the date on which Employee and Employer shall agree to be the Date of Termination.
c.Place of Performance. Nothing contained in this Agreement shall be deemed to require Employee to relocate from Employee’s present residence to a geographic location outside the greater Houston, Texas area in order to carry out Employee’s duties and responsibilities under this Agreement, other than normal business travel consistent with Employee’s duties, responsibilities and position.
4.COMPENSATION

a.Annual Base Salary. Employer agrees to compensate and pay Employee, or to cause Employee to be compensated and paid, an annual base salary of $600,000, payable on a regular basis in accordance with Employer’s standard payroll procedures but not less frequently than monthly.
On at least an annual basis, the Board or a duly constituted committee thereof will review Employee’s performance and may make increases to Employee’s annual base salary if, in its sole discretion, any such increase is warranted.
b.Bonus. Employee shall participate in Employer’s annual and long-term incentive bonus plans at a level commensurate with Employee’s position. Employee may participate in other current and future incentive bonus plans as determined by the Board or a duly constituted committee thereof.
c.Incentive, Savings and Retirement Plans. Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs generally applicable to other peer employees of Employer.
d.Welfare Benefit Plans. Employee and Employee’s dependents shall receive coverage under the welfare benefit plans, practices, policies and programs provided by Employer including, but not limited to, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs, generally applicable to other peer employees of Employer, the terms and conditions of which shall be no less favorable than those available to other similarly situated officers of Employer.
e.Reimbursement of Expenses. Employer shall reimburse Employee or cause Employee to be promptly reimbursed for all reasonable and necessary expenses incurred by Employee in furtherance of the business and affairs of the Employer Group including, but not limited to, all travel expenses and living expenses while away from home on business or at the request of Employer or the Board. Such reimbursement shall be effected as soon as reasonably practicable after such expenditures are made, against presentation of signed, itemized expense reports in accordance with the travel and business expense reimbursement policies of Employer.
f.Severance Benefits upon Termination. As set forth below, the following obligations are imposed upon Employer upon termination of this Agreement; provided, however, that to be entitled to such severance benefits, Employee will be required to execute, and not revoke, a Confidential Severance Agreement and Release provided by Employer as more fully described in Section IV.I below.
i.Death. If Employee’s employment is terminated due to her death, Employee shall not be entitled to any severance benefits under the terms of this Agreement.
ii.Disability. If Employee’s employment is terminated due to her Disability, Employee shall be entitled to severance benefits equal to one (1) year of Employee’s annual base salary. Subject to Employee’s compliance with the requirements of Section IV.I below, such severance benefits shall be paid to Employee in a lump-sum payment within sixty (60) days of the Date of Termination.
iii.Cause. If Employee’s employment is terminated for Cause as defined under this Agreement, Employee shall not be entitled to any severance benefits under the terms of this Agreement.
iv.Without Cause. If Employee’s employment is terminated by Employer without Cause (other than within the twelve (12) months following a Change in Control), Employee shall be entitled to severance benefits equal to two (2) years of Employee’s annual base salary. Subject to Employee’s compliance with the requirements of Section IV.I below, such severance benefits shall be paid to Employee in a lump-sum payment within sixty (60) days of the Date of Termination. In the event that Employee is entitled to receive severance benefits under Section IV.G.1, Employee will not be entitled to receive severance benefits under this Section.
v.Resignation by Employee. If Employee resigns her employment, Employee shall not be entitled to any severance benefits under the terms of this Agreement unless Employee resigns her employment for Good Reason within the twelve (12) months following a Change in Control as described in Section IV.G.2 below.
d.Severance Benefits upon Change in Control.
vi.Termination without Cause. In the event Employee is terminated without Cause by Employer within twelve (12) months following a Change in Control, Employee shall be entitled to the following:
1.a lump-sum payment, due on the Date of Termination, of a sum equal to three (3) times Employee’s base salary at the rate then in effect; and
2.a lump-sum payment, due on the Date of Termination, of a sum equal to three (3) times the higher of (i) the highest annual cash bonus paid (or earned if not yet paid) to Employee for the three (3) fiscal years preceding Employee’s termination under Employer’s annual incentive bonus plan or a direct predecessor thereto or replacement thereof or (ii) Employee’s target annual cash bonus payable, including any bonus or portion thereof which has been earned but deferred, under Employer’s annual incentive bonus plan or a direct predecessor thereto or replacement thereof for the current fiscal year or, if such target bonus has not yet been determined, for the most recently completed fiscal year; and
3.for a period of three (3) years following Employee’s termination continuation of medical, dental and vision benefit coverage for Employee and Employee’s dependents at least equal to those that would have been provided to the same in accordance with the plans, programs, practices and policies described in Section IV.D of this Agreement if Employee’s employment had not been terminated or, if more favorable to Employee, as in effect generally at any time thereafter with respect to other peers of Employee; provided, however, that if Employee becomes reemployed with another employer and is eligible to receive medical, dental or vision benefits under another employer provided plan, the medical, dental and vision benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.
In the event that Employee is entitled to receive severance benefits under this Section V.G.1, Employee will not be entitled to receive severance benefits under Section IV.F.4.
vii.Termination by Employee with Good Reason. In the event Employee terminates her employment for Good Reason within twelve (12) months following a Change in Control, Employee shall be entitled to:
1.a lump-sum payment, due on the Date of Termination, of a sum equal to three (3) times Employee’s base salary at the rate then in effect;
2.a lump-sum payment, due on the Date of Termination, of a sum equal to three (3) times the higher of (i) the highest annual cash bonus paid (or earned if not yet paid) to Employee for the three (3) fiscal years preceding Employee’s termination under Employer’s annual incentive bonus plan or a direct predecessor thereto or replacement thereof or

(ii) Employee’s target annual cash bonus payable, including any bonus or portion thereof which has been earned but deferred, under Employer’s annual incentive bonus plan or a direct predecessor thereto or replacement thereof for the current fiscal year or, if such target bonus has not yet been determined, for the most recently completed fiscal year; and
3.for a period of three (3) years following Employee’s termination continuation of medical, dental and vision benefit coverage for Employee and Employee’s dependents at least equal to those that would have been provided to the same in accordance with the plans, programs, practices and policies described in Section IV.D of this Agreement if Employee’s employment had not been terminated or, if more favorable to Employee, as in effect generally at any time thereafter with respect to other peers of Employee; provided, however, that if Employee becomes reemployed with another employer and is eligible to receive medical, dental or vision benefits under another employer provided plan, the medical, dental and vision benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.
viii.Limitation on Severance Benefits. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as herein after provided) that any payment or distribution by Employer or any of its affiliates to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program, or arrangement including, without limitation, any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (individually and collectively, a “Payment”), would be subject, but for the application of this Section IV.G.3 to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto (hereinafter the “Excise Tax”), by reason of being considered “contingent on a change in ownership or control” of Employer, within the meaning of Section 280G(b)(2) of the Code, or any successor provision thereto, then:
1.if the After-Tax Payment Amount would be greater by reducing the amount of the Payment otherwise payable to Employee to the minimum extent necessary (but in no event less than zero) so that, after such reduction, no portion of the Payment would be subject to the Excise Tax, then the Payment shall be so reduced; and
2.if the After-Tax Payment Amount would be greater without the reduction then there shall be no reduction in the Payment.
As used in this Section IV.G.3, “After-Tax Payment Amount” means (i) the amount of the Payment, less (ii) the amount of federal income taxes payable with respect to the Payment calculated at the maximum marginal income tax rate for each year in which the Payment shall be paid to Employee (based upon the rate in effect for such year as set forth in the Code at the time of the Payment), less (iii) the amount of the Excise Tax, if any, imposed upon the Payment. For purposes of any reduction made under Section IV.G.3.a, the Payments that shall be reduced shall be those that provide Employee the best economic benefit, and to the extent any Payments are economically equivalent, each shall be reduced pro rata.
a.Compliance with Section 409A of the Code. The payments to be made under this Agreement are intended to be exempt from or compliant with Section 409A of the Code. Specifically, the severance payments and benefits under Section IV.F and Section IV.G hereof are intended to be exempt from Section 409A of the Code by compliance with the short-term deferral exemption as specified in 26 C.F.R. Section 1.409A-1(b)(4) and/or the separation pay exemption as specified in 26 C.F.R. Section 1.409A-1(b)(9) or are intended to comply with Section 409A of the Code including, but not limited to, being paid upon disability pursuant to 26 C.F.R. Section 1.409-3(i)(4), pursuant to change in control event pursuant to 26 C.F.R. Section

1.409A-3(i)(5) or pursuant to a fixed schedule or specified date pursuant to 26 C.F.R. Section 1.409A-3(a), and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing, Employer makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code and do not satisfy an exemption from, or the conditions of, Section 409A of the Code.
For all purposes of this Agreement, Employee shall be considered to have terminated employment with Employer when Employee incurs a “separation from service” with the Employer Group within the meaning of Section 409A(a)(2)(A)(i) of the Code.
If the Committee determines that severance payments due under this Agreement on account of termination of Employee’s employment constitute “deferred compensation” subject to Section 409A of the Code, and that Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and 26 C.F.R. Section 1.409A-1(i), then such severance payments shall commence on the first payroll date of the seventh month following the month in which Employee’s termination occurs (with the first such payment being a lump sum equal to the aggregate severance payments Employee would have received during the prior six-month period if no such delay had been imposed). For purposes of this Agreement, whether Employee is a “specified employee” will be determined in accordance with the written procedures adopted by the Committee which are incorporated by reference herein.
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code and the regulations to the extent that such reimbursements or in-kind benefits are not excepted from Section 409A of the Code, including where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in the Agreement); (ii) the amount of expenses eligible for reimbursement during the calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
b.Confidential Severance Agreement and Release. Notwithstanding any provision herein to the contrary, if Employee has not delivered to Employer an executed Confidential Severance Agreement and Release (the “Release”) on or before the fiftieth (50th) day after the Date of Termination, or if Employee revokes such executed Release prior to the sixtieth (60th) day after the Date of Termination, Employee shall forfeit all of the payments and benefits described in Section IV.F.2 or Section IV.F.4, as applicable; provided, however, that Employee shall not forfeit such amounts if Employer has not delivered to Employee the required form of Release on or before the 25th day following the Date of Termination. A form of Release is attached as Exhibit A hereto. Employee acknowledges that Employer retains the right to modify the required form of the Release as Employer deems necessary in order to effectuate a full and complete release of claims against the Employer Group and its affiliates, officers and directors.
5.COMPANY-RELATED INVENTIONS AND DEVELOPMENTS
c.Records of Inventions. Employee shall keep complete and current written records of Inventions and Developments made during the course of her employment with Employer and promptly disclose all such Inventions and Developments in writing to Employer so that it may adequately determine its rights in such Inventions and Developments. Employee shall supplement any such disclosure to the extent Employer may request. If Employee has any doubt as to whether or not to disclose any Inventions and Developments, Employee shall disclose the same to Employer.

d.Ownership of Inventions. All Company-Related Inventions and Developments made by Employee during the term of her employment with Employer shall be the sole and exclusive property of the applicable member(s) of the Employer Group. Employee shall assign, and does hereby assign, her entire right, title and interest in such Company-Related Inventions and Developments to the applicable member(s) of the Employer Group. Employer’s ownership and the foregoing assignment shall apply, without limitation, to all rights under the patent, copyright, and trade secret laws of any jurisdiction relating to Company-Related Inventions and Developments. If Employee asserts any property right in any Inventions and Developments made by Employee during the term of her employment with Employer, Employee shall promptly notify Employer of the same in writing.
e.Cooperation with Employer. Employee shall assist and fully cooperate with Employer in obtaining and maintaining the fullest measure of legal protection which the Employer Group elects to obtain and maintain for Inventions and Developments in which the Employer Group has a property right. Employee shall execute any lawful document requested by Employer relating to obtaining and maintaining legal protection for any said Inventions and Developments including, but not limited to, executing applications, assignments, oaths, declarations and affidavits. Employee shall make herself available for interviews, depositions and testimony relating to any said Inventions and Developments. These obligations shall survive the termination of Employee’s employment with Employer, provided that Employer shall compensate Employee at a reasonable rate after such termination for time actually spent by Employee at Employer’s requests on such assistance. In the event Employer is unable for any reason whatsoever to secure Employee’s signature to any document reasonably necessary or appropriate for any of the foregoing purposes including, but not limited to, renewals, extensions, continuations, divisions or continuations in part, in a timely manner, Employee irrevocably designates and appoints Employer and its duly authorized officers and agents as her agents and attorneys-in-fact to act for Employee and on her behalf, but only for purposes of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Employee.
f.Pre-employment Inventions. Employee shall completely identify on Exhibit B attached hereto, without disclosing any trade secret or other proprietary and confidential information, all Inventions and Developments made by Employee prior to her employment with Employer or prior to execution of this Agreement in which Employee has an ownership interest and which is not the subject matter of an issued patent or a printed publication at the time Employee executes this Agreement.
g.Disclosure of Inventions after Termination. Employee shall promptly and completely disclose in writing to Employer’s law department all Company-Related Inventions and Developments made by Employee during the one (1) year immediately following Employee’s termination of employment, whether voluntarily or involuntarily, for the purposes of determining Employer’s rights in each such invention. It will be presumed that Company-Related Inventions and Developments conceived by Employee which are reduced to practice within one (1) year after termination of Employee’s employment, whether voluntary or involuntary, were conceived during the term of Employee’s employment with Employer unless Employee is able to establish a later conception date by clear and convincing evidence.
6.OBLIGATIONS RELATING TO PROPRIETARY
AND CONFIDENTIAL INFORMATION
h.Obligations of Employer.
i.Proprietary and Confidential Information. Employer shall provide Employee, during her employment, with valuable Proprietary and Confidential Information for the purpose of assisting Employee in the performance of her job requirements and responsibilities with Employer. In addition, Employer shall provide to Employee, during her employment, with the equipment, materials and facilities necessary to assist Employee in the performance of her job requirements and responsibilities with Employer.
ii.Training. Employer shall provide Employee with any and all specialized training necessary to assist Employee in the performance of her job requirements and responsibilities with Employer including, but not limited to, training relating to the Employer Group’s cost structures, methods of operation, the Employer Group’s products and marketing techniques, the Employer Group’s business strategies, plans and models.
i.Obligations of Employee.
i.Nondisclosure of Proprietary and Confidential Information. Both during and after the termination of employment, whether such termination is voluntary or involuntary, Employee shall keep in confidence and trust all Proprietary and Confidential Information. Both during and after the termination of employment, whether such termination is voluntary or involuntary, Employee shall not use or disclose Proprietary or Confidential Information without the written consent of Employer, except as may be necessary in the ordinary course of performing her duties to Employer. Notwithstanding the foregoing, nothing in this Agreement prohibits or restricts the Employee from reporting possible violations of law to any governmental authority or making other disclosures that are protected under whistleblower provisions of applicable law.
ii.Return of Proprietary and Confidential Information. All documents and tangible things (whether written or electronic) embodying or containing Proprietary and Confidential Information are the Employer Group’s exclusive property. Employee shall be provided with or given access to such Proprietary and Confidential Information solely for performing her duties of employment with Employer. Employee shall protect the confidentiality of their content and shall return all such Proprietary and Confidential Information, including all copies, facsimiles and specimens of them in any tangible or electronic forms in Employee’s possession, custody or control to Employer before leaving the employment of Employer for any reason, whether voluntary or involuntary.
iii.Confidential Information from Previous Employment. Employee shall not disclose or use during her employment with Employer any proprietary and confidential information which Employee has acquired as a result of any previous employment or under a contractual obligation of confidentiality before her employment with Employer and, furthermore, Employee shall not bring to the premises of Employer any copies or other tangible embodiments of any such proprietary and confidential information.
iv.Conflict of Interest. Employee shall not engage in outside employment or other activities in the course of which Employee would use or might be tempted or induced to use Proprietary and Confidential Information in other than the Employer Group’s own interest.
v.Agreement Not to Compete/Solicit.
1.Non-Compete. Employee agrees that during the Covenant Period (as defined below), she shall not, without Employer’s written consent, directly or indirectly, for herself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business venture of any nature:
(a)engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor or sales representative, in any business or industry in which the Employer

Group is engaged, within the United States, Canada or any other country in which the Employer Group conducts business, including any territory serviced by the Employer Group, or in which the Employer Group is actively pursuing business opportunities (the “Territory”);
(b)call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Employer Group, or a prospective customer that has been actively solicited by the Employer Group, within the Territory for the purpose of soliciting or selling products or services in competition with the Employer Group; or
(c)call upon any prospective acquisition candidate, on Employee’s own behalf or on behalf of any competitor, which candidate was, to Employee’s actual knowledge after due inquiry, either called upon by the Employer Group or for which the Employer Group made an acquisition analysis for the purpose of acquiring such entity.
2.Non-Solicitation. Employee agrees that during the Covenant Period, she shall not, without Employer’s written consent, employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of the Employer Group to leave his or her employment and become an employee, consultant or representative of any other entity including, but not limited to, Employee’s new employer, if any.
3.Publicly Traded Securities. The provisions of Section VI.B.5 of this Agreement shall not prevent Employee from acquiring or holding publicly traded stock or other public securities of a competing company, so long as Employee’s ownership does not exceed two percent (2%) of the outstanding securities of such company.
4.Agreement to Inform Subsequent Employers. For a period of two (2) years after the termination of Employee’s employment with Employer, whether voluntary or involuntary, Employee agrees to inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement.
5.Reasonableness of Restrictions. Employee acknowledges that the restrictions set forth in Section VI.B.5 of this Agreement are intended to protect the Employer Group’s legitimate business interests and its Proprietary and Confidential Information and established relationships and good will. Employee acknowledges that the time, geographic and scope of activity limitations set forth herein are reasonable and necessary to protect the Employer Group’s legitimate business interests. However, if in any judicial proceeding, a court shall refuse to enforce this Agreement as written, whether because the time limitation is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of activity or otherwise) than is necessary to protect the legitimate business interests of the Employer Group, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.
6.Ability to Obtain Other Employment. Employee acknowledges that (1) in the event of the termination of her employment with Employer (whether voluntary or involuntary), Employee’s knowledge, experience and capabilities are such that Employee can obtain employment in business activities which are of a different and non-competing nature than those performed in the course of her employment with Employer or in the geographic areas outside of the Territory and (2) the enforcement of a remedy hereunder including, but not limited to, injunctive relief, will not prevent Employee from earning a reasonable livelihood.

7.Injunctive Relief. Employee acknowledges that compliance with Section VI.B of this Agreement is necessary to protect the good will and other legitimate business interests of the Employer Group and that a breach of any or all of these provisions will give rise to irreparable and continuing injury to the Employer Group that is not adequately compensable in monetary damages or at law. Accordingly, Employee agrees that Employer, its successors and assigns, may obtain injunctive relief against the breach or threatened breach of any or all of these provisions, in addition to any other legal or equitable remedies which may be available to the Employer Group at law or in equity or under this Agreement. Because Employee further acknowledges that it would be difficult to measure any damages caused to the Employer Group that might result from any breach by Employee of any promises set forth in this Agreement, Employee agrees that Employer shall be entitled to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer Group, as well as to be relieved of any obligation to provide further payment or benefits to Employee or Employee’s dependents.
8.Other Remedies. If Employee violates and/or breaches this Agreement, Employer shall be entitled to an accounting and repayment of all lost profits, compensation, commissions, remuneration or benefits that Employee directly or indirectly has realized or may realize as a result of any such violation or breach. Employer shall also be entitled to recover for all lost sales, profits, commissions, good will and customers caused by Employee’s improper acts, in addition to and not in limitation of any injunctive relief or other rights or remedies that Employer is or may be entitled to at law or in equity or under this Agreement.
9.Costs. Employee acknowledges that should it become necessary for Employer to file suit to enforce the provisions contained herein, and any court of competent jurisdiction awards the Employer Group any damages and/or an injunction due to the acts of Employee, then Employer shall be entitled to recover its reasonable costs incurred in conducting the suit including, but not limited to, reasonable attorneys’ fees and expenses.
10.Covenant Period. For purposes of this Section VI.B.5, the Covenant Period shall mean the period from and during the Term of this Agreement and ending on the date that is two (2) years after Employee’s employment with Employer terminates, whether voluntary or involuntary; provided, however, that if Employer delivers to Employee a Renewal Termination Notice, as provided in Section III.B, and Employee remains employed with Employer through the expiration of the Term (and this Agreement), then the Covenant Period shall end on the date that is one (1) year after the date of such Renewal Termination Notice. For purposes of clarity, in the event that Employee’s employment with Employer terminates for any reason, whether voluntary or involuntary, after Employee receives a Renewal Termination Notice and before the end of the Term, the Covenant Period shall end on the date that is two (2) years after the termination of Employee’s employment.
i.Nondisparagement. Employee acknowledges and agrees that both during and after her employment with Employer, whether such termination is voluntary or involuntary, Employee shall not disparage, denigrate or comment negatively upon, either orally or in writing, the Employer Group or any of their respective officers, directors, employees or representatives, to or in the presence of any person or entity unless compelled to act by a valid subpoena or other legal mandate; provided, however, if Employee receives such a valid subpoena or legal mandate, she shall provide Employer with written notice of the same at least five (5) business days prior to the date on which Employee is required to make the disclosure.
7.WAIVER OF RIGHT TO JURY TRIAL

EMPLOYER AND EMPLOYEE HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY TO ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AS WELL AS TO ALL CLAIMS ARISING OUT OF EMPLOYEE’S EMPLOYMENT WITH EMPLOYER OR TERMINATION THEREFROM INCLUDING, BUT NOT LIMITED TO:
a.Any and all claims and causes of action arising under contract, tort or other common law including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation and invasion of privacy;
b.Any and all claims and causes of action arising under any federal, state or local law, regulation or ordinance, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act and all corresponding state laws; and
c.Any and all claims and causes of action for wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, employment benefits or compensation, past or future loss of pay or benefits or expenses.
8.CLAIMS
Employer and Employee acknowledge and agree that this Agreement shall be interpreted, governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principles or rules thereof.
Employer and Employee irrevocably and unconditionally agree that any legal suit, action or proceeding arising out of or relating to this Agreement, as well as to all claims arising out of Employee’s employment with Employer or termination therefrom, shall be brought in either the Federal District Court for the Southern District of Texas—Houston Division or in a judicial district court of Harris County, Texas (hereinafter referred to as the “Texas Courts”). In that regard, Employer and Employee waive, to the fullest extent allowed, any objection that Employer or Employee may have to the venue of any such proceeding being brought in the Texas Courts, and any claim that any such action or proceeding brought in the Texas Courts has been brought in an inconvenient forum. In addition, Employer and Employee irrevocably and unconditionally submit to the exclusive jurisdiction of the Texas Courts in any such suit, action or proceeding. Employer and Employee acknowledge and agree that a judgment in any suit, action or proceeding brought in the Texas Courts shall be conclusive and binding on each and may be enforced in any other courts to whose jurisdiction Employer or Employee is or may be subject to, by suit upon such judgment.
In the event Employee obtains a final judgment in her favor by a court of competent jurisdiction with respect to any dispute regarding Employer’s failure to pay Employee on a timely basis the amounts to which she is entitled under this Agreement or as a result of any other breach of this Agreement by Employer, Employer shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expense and other costs incurred by Employee to enforce Employee’s rights hereunder.
9.MISCELLANEOUS

g.Publicity Release. By executing this Agreement, Employee forever gives the Employer Group, its successors, assigns, licensees and any other designees, the absolute right and permission, throughout the world: (1) to copyright (and to renew and extend any copyright), use, reuse, publish and republish photographic portraits and pictures, motion or still, of Employee, or in which Employee may be included, in whole or in part, or composite or distorted character in any form, whether heretofore taken or to be taken in the future, in conjunction with Employee’s own or a fictitious name or title (which Employee now has or may have in the future), or reproductions thereof, in color or otherwise, made through any media at any place, for art, advertising, trade or any other purpose whatsoever; and (2) to record, reproduce, amplify, simulate, “double” and/or “dub” Employee’s voice and transmit the same by any mechanical or electronic means, for any purpose whatsoever. Employee further consents to the use of any printed matter giving Employee, or not giving Employee, a credit, in the sole discretion of any of the aforementioned parties to whom this authorization and release is given, in conjunction therewith. Employee waives any right she may have to inspect and/or approve the finished product or the advertising copy or printed matter that may be used in connection therewith, or the use to which it may be applied.
h.Withholding. Employer may withhold from any amounts payable under this Agreement such federal, state, local, F.I.C.A., foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.
i.Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be addressed as follows:
        To Employer:        Quanta Services, Inc.
                    2727 North Loop West
                    Houston, Texas 77008
                    Attention: Chief Executive Officer

        To Employee:        Jayshree Desai
2727 North Loop West
Houston, Texas 77008
Notice shall be deemed given and effective: (1) upon receipt, if delivered personally; (2) three (3) days after it has been deposited in the U.S. mail, addressed as required above, and sent via registered or certified mail, return receipt requested, postage prepaid; or (3) the next business day after it has been sent via a recognized overnight courier. Employer and/or Employee may change the address for notice purposes by notifying the other of such change in accordance with this Section IX.C.
j.Severability. If any provision of this Agreement is held to be invalid, inoperative or unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, if any provision this Agreement is held to be invalid, inoperative or unenforceable for any reason, the other provisions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the provision or provisions held invalid or inoperative.
k.Survival of Certain Obligations. The obligations of the parties set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement, whether voluntarily or involuntarily, will not be affected or diminished in any way by the termination of this Agreement.

l.Headings. The headings contained in this Agreement are for purposes of reference and convenience only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement.
m.Amendment and Restatement; Entire Agreement. This Agreement hereby amends and restates that certain Employment Agreement between Employer and Employee dated effective as of January 13, 2020, and this Agreement supersedes any other agreements, written or oral, between the Employer Group and Employee, including without limitation, that certain Employment Agreement between Employer and Employee dated effective as of January 13, 2020. Employee has no oral representations, understandings or agreements with the Employer Group or any of their respective officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Employer and Employee and of all the terms of this Agreement. This Agreement cannot be modified, varied, contradicted or supplement by evidence of any prior or contemporaneous oral or written agreements.
n.Amendment/Waiver. Neither this Agreement nor any term hereof may be modified or amended except by written instrument signed by a duly authorized officer of Employer and by Employee. No term of this Agreement may be waived other than by written instrument signed by the party waiving the benefit of such term. Any such waiver shall constitute a waiver only with respect to the specific matter described in such written instrument and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by Employer or Employee of a breach of or a default under any of the provisions of this Agreement, nor the failure by either Employer or Employee, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
o.Assignment. This Agreement is personal to the parties and neither party may assign any rights or obligations under the same without the prior written consent of the other; provided, however, that in the event of a sale of the Employer Group’s business to a third party (whether by sale of all or a majority of the Employer Group’s issued and outstanding equity securities, by a merger or reorganization, or by a sale of all or substantially of the Employer Group’s assets), then this Agreement may be assigned by Employer to such third party purchaser without the prior written consent of Employee, provided that such third party purchaser agrees to assume and abide by all of Employer’s obligations set forth in this Agreement and provides written notice thereof to Employee. In the event of any such assignment, all references to “Quanta” hereunder shall mean the assignee, and to the extent any entity becomes the successor to Quanta, all obligations hereunder shall be the obligations of the successor and “Quanta” mean the successor entity.
p.Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above, but to be effective as of the Effective Date.

QUANTA SERVICES, INC.:

By /s/ Earl C. Austin, Jr.
Earl C. (Duke) Austin, Jr.
President and CEO

EMPLOYEE:

/s/ Jayshree Desai
Jayshree Desai

EXHIBIT A

SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS

    This Severance Agreement and Release of All Claims (the “Agreement”) is made and entered into by and between Jayshree Desai (hereinafter referred to as the “Employee”) and Quanta Services, Inc., a Delaware corporation, (hereinafter collectively referred to as the “Company”).

    The purpose of this Agreement is to arrange a settlement of the Employee’s employment with the Company that is satisfactory both to the Company and to the Employee. By signing this Agreement, the Company and the Employee agree as follows:

1.    Termination of Employment. The Employee and the Company are entering into this Agreement as a way of amicably concluding the employment relationship between them on [Date] and of resolving voluntarily any dispute or potential dispute or claim that the Employee has or might have with the Company, whether known or unknown by the Employee at this time. This Agreement is not and should not be construed as an allegation by Employee, or as an admission on the part of the Company, that the Company has acted unlawfully or violated any state or federal law or regulation. The Company, including its parent companies, affiliates, associated companies, and subsidiaries, specifically disclaim any liability to the Employee or any other person for any alleged violation of rights or for any alleged violation of any order, law, statute, duty, policy or contract.

2.    Severance Benefits. As consideration for the Employee agreeing to release the Company from all claims that are described in Paragraph 6 herein and subject to the provisions of Paragraph 10 herein, the Company will pay the Employee $[Severance Amount] (______________ Dollars and __________ Cents), less applicable taxes as severance benefits (the “Severance Benefits”).

3.    Tax Consequences. The Employee acknowledges and agrees that the Company has made no representations to her regarding the tax consequences of any Severance Benefits received by her pursuant to this Agreement.

4.    Entire Consideration. The Employee agrees that the Severance Benefits set forth in Paragraph 2, herein, constitute the entire amount of consideration provided to her under this Agreement. The Employee further agrees that she will make no claim for any additional or other severance benefits or payments and that she will not seek any further compensation for any other claimed damage, costs, severance, income or attorneys' fees.

5.    Non-Disclosure Agreement. Without the express written agreement of the Company’s [Highest Officer] or unless required to do so by law, the Employee agrees never to disclose the existence, facts, terms, or amount of this Agreement, nor the substance of the negotiations leading to this Agreement, to any person or entity, other than to her personal counsel or attorney, personal accountants, or personal tax preparer, any such disclosure to such persons to be made only if the relevant person must have such information for the performance of her or her responsibilities. To the extent required by law or applicable regulation, Employee may also disclose the provisions of this Agreement to the appropriate taxing authorities.

6.    The Employee’s Release Of All Claims Including Age Discrimination In Employment Act Claims. In consideration of the Severance Benefits, the Employee, for herself, her heirs, executors, administrators, successors and assigns, does fully and forever release and discharge the Company, its parent companies, affiliates, associated companies, and subsidiaries, their respective associated companies and subsidiaries, all of their respective present and former officers, directors, supervisors, managers, employees, stockholders, agents, attorneys and representatives, and the successors and assigns of such persons and entities (collectively, the “Released Parties”), from all actions, lawsuits, grievances, complaints, liens, demands, obligations, damages, liabilities and claims of any nature whatsoever, know or unknown, that the Employee had, now has, or may hereafter claim to have against the Released Parties from the beginning of time through the date the Employee executes this Agreement. The release provided herein specifically includes, but is not limited to, all claims arising under any federal, state or local fair employment practice laws, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Title VII of the Civil Rights Acts of 1964, as amended; the Civil Rights Acts of 1866, 1870, and 1871, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act of 1990, as amended; the Family and Medical Leave Act, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Worker Adjustment and Retraining Notification Act of 1988, as amended; the Employee Retirement Income Security Act of 1974, as amended; Section 806 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. §1514A, et seq.); the Rehabilitation Act of 1973 (29 U.S.C. Section 791 et seq.); the Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA); the National Labor Relations Act, as amended; the [Applicable State Laws], as amended; any local human rights law; and any tort or contract cause of action or theory.

The Employee expressly represents and agrees that she has been advised that, by entering into this Agreement, she is waiving all claims that she may have against the Company arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.

7.    Covenants Concerning Claims. The Employee agrees that she will not file any complaints, claims or actions against the Released Parties with any court regarding any matters or claims that arose prior to the Employee’s execution of this Agreement. If any court assumes jurisdiction on behalf of the Employee of any complaint, claim or action against the Company, she will direct that court to withdraw from or dismiss with prejudice the matter.

Notwithstanding the preceding provision or any other provision of the Agreement, Employee’s agreement to the provisions under Section 6, or the paragraph immediately above this paragraph, is not intended to prohibit Employee from bringing an action to challenge the validity of the release of claims under the Age Discrimination in Employment Act, as amended, or the Older Worker’s Benefit Protection Act, as amended. The Employee further understands and agrees that if she or someone acting on her behalf files, or causes to be filed, any such claim, charge, complaint, or action against the Released Parties, she expressly waives any right to recover any damages or other relief, whatsoever, from the Released Parties including costs and attorneys’ fees.

This Agreement is not intended to interfere with Employee’s right to file a charge with an administrative agency in connection with any claim Employee believes she may have against any of the Released Parties. However, by executing this Agreement, Employee hereby waives the right to recover, and agrees not to seek any damages, remedies or other relief for herself personally in any proceeding she may bring before such agency or in any proceeding brought by such agency, or any other person, on her behalf. This Agreement is also not intended to apply to claims for accrued benefits (other than severance-type benefits) under any benefit plan of the Released Parties pursuant to the terms of any such plan.

Employee understands that she is not releasing rights under this Agreement, that any claims that cannot be lawfully waived are excluded from this Agreement and that by executing this Agreement she is not waiving any such claims. Likewise, Employee is not releasing any rights or claims that may arise after the date on which she signs this Agreement. In addition, while this Agreement requires Employee to waive any and all claims against the Released Parties arising under workers’ compensation laws (e.g., claims of retaliation for filing a workers’ compensation claim), it is not intended to prohibit Employee from filing in good faith for and from receiving any workers’ compensation benefits from Released Parties’ workers’ compensation carrier for compensable injuries incurred during her employment. Accordingly, pursuit of any such workers’ compensation benefits with Released Parties’ workers’ compensation carrier or third-party administrator will not be considered a violation of this Agreement.

8.    Employee Acknowledgments. Employee acknowledges and agrees that:

    a.    In return for and in consideration of her execution, delivery and performance of this Agreement, the Company is providing to the Employee the Severance Benefits.

    b.    The Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.

    c.    The Employee does not waive rights or claims that may arise after the date this Agreement is signed.

    d.    In return for signing this Agreement, the Employee will receive payment of consideration beyond that which she was entitled to receive before entering into this Agreement.

9.    Twenty-One (21) Day Review Period. The Employee acknowledges that she was provided this Agreement more than 21 days before the date when she was required to make an election concerning the Severance Benefits. If the Employee signs this Agreement prior to the end of the 21-day period, she certifies and agrees that the decision to accept such shortening of time is knowing and voluntary and is not induced by the

Company through: (i) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the end of the 21-day period; or (ii) an offer to provide different terms in exchange for signing the Release prior to the expiration of the 21-day period. Should the Employee sign this Agreement before the expiration of the 21-day period, the Company may at its option and discretion expedite the processing of some or all of the Severance Benefits, subject to the revocation period set forth in Paragraph 10.

10.    Seven (7) Day Revocation Period. The Employee understands that she may revoke this Agreement at any time within seven (7) days after she executes it. To revoke the Agreement, the Employee must deliver written notification of such revocation to _____________, or in _____________’s absence to _____________’s office, within seven (7) days after the date of the Employee’s execution of this Agreement. The Employee further understands that if she does not revoke the Agreement within seven (7) days following its execution (excluding the date of execution), it will become effective, binding, and enforceable. The Employee understands that she will not receive the Severance Benefits until this Agreement becomes effective, binding, and enforceable, which shall not occur prior to the eighth day following the Employee’s execution of this Agreement.

11.    Employee Representations. The Employee represents that:

a.    she has reviewed all aspects of this Agreement;

b.    she has carefully read and fully understands all of the provisions and effects of this Agreement;

c.    she has had the opportunity to consult with an attorney before signing this Agreement.

d.    she understands that in agreeing to the terms of this Agreement she is releasing the Released Parties from any and all claims she may have against the Company, and all persons acting by, through, under or in concert with the Company, including claims under the federal Age Discrimination in Employment Act of 1967, as amended, as well as any claims for age discrimination that may exist under Texas law or any other applicable law, as more particularly described in Paragraph 7 herein;

e.    she voluntarily agrees to all the terms set forth in this Agreement;

f.    she has not filed, caused to be filed, and presently is not a party to any claim, complaint, or action against the Released Parties in any forum or form, whether administrative or otherwise; and

g.    as of the time of execution of this Agreement by Employee, Employee is unaware of any facts or conduct that would give rise to a claim against the Released Parties of any type or sort, including those types of claims or other violations set forth generally and specifically above, including but not limited to, any claims under the Family Medical Leave Act of 1993 or the Fair Labor Standards Act.

12.    Return of Company Property and Confidentiality Obligations. The Employee agrees that on or before [Date], the Employee shall return or shall have returned all Company Property and Confidential Information (as defined below). “Company Property” means all property of the Company, including, but not limited to, Company issued/owned computers, laptops, peripheral electronic equipment (e.g., printers, cameras, projectors, computer docking stations, etc.), Blackberry or other personal digital assistants (PDAs), cellular telephones, credit cards, keys, door cards, tools, equipment on loan, and any other Company books, manuals, and journals. “Confidential Information” means all confidential, sensitive or proprietary information belonging to the Company, including, but not be limited to, all business records, manuals, memoranda, computer records, electronic files, lists and other property delivered to or compiled by the Employee by or on behalf of Company, or its representatives, vendors or customers that pertain to the business of Company, as well as all correspondence, reports, records, charts, and other similar data pertaining to the business, activities or future plans of Company that was collected by the Employee during her employment with the Company. For purposes of this Paragraph 12 and Paragraph 13, “Company” shall include all parent companies, affiliates, associated companies, and subsidiaries.

The Employee further acknowledges and agrees that the Employee is obligated to not, at any time, disclose or otherwise make available to any person, company or other party Confidential Information or trade secrets of the Company, its parent, associated companies, affiliates, and subsidiaries. This Agreement shall not limit any obligations of Employee under any applicable federal or state law.

13.    Non-disparagement. The Employee agrees not to make any disparaging or negative statements about the Company, its services or its current or former directors, officers, supervisors, managers, or employees. Statements made in the course of any litigation or legal proceeding, whether disparaging or negative, are excluded from coverage of this Paragraph.

14.    Voluntary Action. The Employee represents and agrees that she is knowingly and voluntarily entering into this Agreement, and that she has relied solely and completely upon her own judgment or the advice of her attorney in entering into this Agreement.

15.    Entire Agreement. This Agreement sets forth the entire agreement between the Employee and the Company and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Company and the Employee pertaining to the subject matter of this Agreement. The Employee and the Company represent and acknowledge that in executing this Agreement they do not rely upon and have not relied upon any representation or statement made by any of the parties or by any of the parties' agents, attorneys, employees, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

16.    Partial Invalidity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid or unenforceable provision had not been included herein.

[remainder of page intentionally left blank]

17.    Governing Law. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without regard to principles of conflict of laws.

                        QUANTA SERVICES, INC.:

    Dated:
                        By:
                        Name:
                        Title:

                        EMPLOYEE:

    Dated:
                        Jayshree Desai

THE STATE OF __________    §
        §
COUNTY OF ______________        §

    The foregoing instrument was SWORN TO AND SUBSCRIBED BEFORE ME BY JAYSHREE DESAI AND GIVEN UNDER MY HAND AND SEAL OF OFFICE on this the ______ day of _______, A.D., 20__.

                            Notary Public in and for
                            the State of _________

My commission expires: _______________

EXHIBIT B

Pre-Employment Inventions

None